Exhibit 99.1

  Catalyst Semiconductor Reports Higher Fiscal Third Quarter Results

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Feb. 26, 2004--Catalyst Semiconductor, Inc. (Nasdaq:CATS), a developer and marketer of programmable products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fiscal third quarter ended January 31, 2004.
    For the quarter ended January 31, 2004, Catalyst had net income of $2.4 million, or $0.12 per diluted share, on revenues of $16.9 million. The company reported net income of $314,000, or $0.02 per diluted share, on revenues of $11.2 million in the year-ago quarter ended January 31, 2003, and net income of $426,000, or $0.02 per diluted share, on revenues of $16.0 million in the fiscal second quarter ended October 31, 2003.
    As of January 31, 2004, Catalyst had cash, cash equivalents and short-term investments of $34.9 million, an increase of $4.6 million versus the previous quarter.
    Gross margin for the quarter ended January 31, 2004 was 46.0%, compared to 31.2% for the previous quarter and 36.7% one year ago. Without a royalty accrual of $296,000 for settlement with Philips of a patent dispute, the gross margin for the third quarter would have been 1.8% higher, compared to an impact of 6.3% on the gross margin in the preceding quarter when adjusted for a $1.0 million royalty accrual in that period. The increased gross margin was attributable to improved market conditions and the results of continuing cost reduction efforts.
    Research and development expense increased 17% from the previous quarter, marking the fifth consecutive quarter of increased R&D investment for new product development. This increase was part of the strategy announced by the company last fall of increasing market share and gaining additional customers with a new line of mixed signal products, as well as further reducing manufacturing costs. Nevertheless, overall operating expense remained almost flat as a percentage of revenues, rising to 29.2% from 28.6%.
    Other highlights of the quarter included:

    -- Production order shipments of white LED drivers resulting from design wins in the previous quarter. Third-quarter revenues from analog mixed signal products grew to 2.6% of total revenues, compared with 1.5% in the prior quarter.

    -- International sales comprising 94% of net revenues, compared to 89% in the second quarter, reflecting higher demand in all markets outside the U.S., while demand in the U.S. has weakened.

    -- Settlement of the licensing dispute with Philips by modifying the licensing agreement and paying a reduced amount for all past and future liabilities under the license. As a result of this settlement, $1.0 million was charged to cost of sales in the second quarter and $296,000 in the third quarter, with the $234,000 balance of the settlement to be spread over seven months until the licensing agreement expires in August 2004.

    Management Comments & Outlook

    "The company attributed the year-over-year increases in revenues and gross margin to improving market conditions and an increase in market share for most of our products. We are confident that the fiscal fourth quarter will continue to reflect the strength that has marked all of fiscal 2004, but the natural cyclicality of the semiconductor industry limits our visibility into fiscal 2005," said Gelu Voicu, president and chief executive officer.
    "Catalyst management remains very focused on developing new products and technologies while continually reducing manufacturing costs. In addition, we continue our efforts to develop additional products to strengthen our presence in the solid state illumination and mobile imaging markets," he added.

    9-Month Results

    For the nine months ended January 31, 2004, Catalyst had net income of $3.8 million, or $0.19 per diluted share on revenues of $46.7 million. This compares with net income of $2.3 million, or $0.13 per share, on revenues of $35.7 million for the first nine months of last fiscal year. Gross margin for the nine months ended January 31, 2004 was 38.3% compared to 40.7% for the nine months ended January 31, 2003. Gross margin would have been 2.4% higher for the nine months ended January 31, 2004 without the Philips royalty accruals totaling $1.3 million.

    Investor Conference Call

    The Company will conduct a conference call on the third fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.companyboardroom.com, or by dialing (800) 865-4425 (domestic only). A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Pacific) on March 12 at the company's Web site or by dialing (877) 519-4471 (domestic) or (973)341-3080 (international), entering reservation number 4509959 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com

    Certain statements in this press release, including statements regarding the future revenues and earnings, the company's expected introduction of new products, increasing market share and adding new customers, reduction of manufacturing costs, are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause the forward looking statements and Catalyst's results to differ materially, include, without limitation: increased competition in the markets for Catalyst's products leading to decreased average selling prices; the continued growth of the markets for Catalyst's products; market acceptance and demand for Catalyst's new products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of our new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.


                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                              January 31,   April 30,
                                                  2004         2003
                                              ------------  ----------
                   ASSETS
Current assets:
 Cash and cash equivalents                     $   18,604     $ 7,828
 Short-term investments                            16,247      20,078
 Accounts receivable, net                          10,275       7,863
 Inventories                                        6,876       8,423
 Deferred tax assets                                1,914       1,914
 Other assets                                         844       1,146
                                                ----------     -------
     Total current assets                          54,760      47,252

Property and equipment, net                         3,022       3,091
Other assets                                          271         245
                                                ----------     -------
     Total assets                              $   58,053     $50,588
                                                ==========     =======

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                              $    4,914     $ 3,692
 Accrued expenses                                   3,623       3,126
 Deferred gross profit on shipments to
  distributors                                      2,614       1,417
                                                ----------     -------
     Total current liabilities                     11,151       8,235

Total stockholders' equity                         46,902      42,353
                                                ----------     -------
     Total liabilities and stockholders'
      equity                                   $   58,053     $50,588
                                                ==========     =======


       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                Three Months Ended  Nine Months Ended
                                ------------------  ------------------
                                Jan. 31,  Jan. 31,  Jan. 31,  Jan. 31,
                                  2004      2003      2004       2003
                                --------- --------  --------- --------

Net revenue                     $16,875   $11,207   $46,700   $35,711

Cost of revenues                  9,108     7,089    28,795    21,182
                                 -------   -------   -------   -------
Gross profit                      7,767     4,118    17,905    14,529

Research and development          1,936     1,269     5,134     3,753
Selling, general and
 administration                   2,984     2,451     8,515     7,333
                                 -------   -------   -------   -------
Operating income                  2,847       398     4,256     3,443

Net interest income                 108        83       282       237
                                 -------   -------   -------   -------
Income before taxes               2,955       481     4,538     3,680

Income tax provision                534       167       771     1,363
                                 -------   -------   -------   -------

Net income                      $ 2,421   $   314   $ 3,767   $ 2,317
                                 =======   =======   =======   =======

Net income per share:
    Basic                       $  0.15   $  0.02   $  0.23   $  0.14
                                 =======   =======   =======   =======

    Diluted                     $  0.12   $  0.02   $  0.19   $  0.13
                                 =======   =======   =======   =======

Weighted average common shares
 outstanding:
    Basic                        16,620    16,774    16,487    16,813
                                 =======   =======   =======   =======

    Diluted                      19,890    18,176    19,351    18,492
                                 =======   =======   =======   =======

    CONTACT: Catalyst Semiconductor, Inc.
             Joan Vargas, 408-542-1051 (Investor Relations) joan.vargas@catsemi.com